Exhibit 12.1

INDEPENDENCE COMMUNITY BANK CORP.
RATIO OF EARNINGS TO FIXED CHARGES

	ICBC
	3 months ended		12 months ended December 31,
	March 31,
	2005		2004		2003		2002		2001		2000
	(Dollars in Thousands)
Earnings to fixed charges — including interest expense on deposits
Income before tax	$91,239		$323,927		$213,181		$191,987		$138,844		$102,418
Fixed charges	69,435		219,950		150,515		177,776		238,433		240,832
Accrued income — from minority equity investment (a)	(2,500)		(14,160)		(6,334)		(2,200)		(1,200)		(1,200)
Receipt of income — from minority equity investment (a)	—		8,908		2,834		1,200		1,200		—

Earnings	$158,174		$538,625		$360,196		$368,763		$377,277		$342,050

Fixed charges
Interest expense	$67,614		$213,915		$147,375		$175,579		$236,442		$239,147
An estimate of the interest within rental expense (b)	1,821		6,035		3,140		2,197		1,991		1,685

	$69,435		$219,950		$150,515		$177,776		$238,433		$240,832

Earnings to fixed charges
Including interest on deposit	2.28	x	2.45	x	2.39	x	2.07	x	1.58	x	1.42	x

Earnings to fixed charges — excluding interest expense on deposits
Income before tax	$91,239		$323,927		$213,181		$191,987		$138,844		$102,418
Fixed charges — excluding interest expense on deposits	42,646		148,102		97,258		96,139		85,882		78,126
Accrued income — from minority equity investment (a)	(2,500)		(14,160)		(6,334)		(2,200)		(1,200)		(1,200)
Receipt of income — from minority equity investment (a)	—		8,908		2,834		1,200		1,200		—

Earnings	$131,385		$466,777		$306,939		$287,126		$224,726		$179,344

Fixed charges
Interest expense	$67,614		$213,915		$147,375		$175,579		$236,442		$239,147
Interest expense on deposits	(26,789)		(71,848)		(53,257)		(81,637)		(152,551)		(162,706)
An estimate of the interest within rental expense (b)	1,821		6,035		3,140		2,197		1,991		1,685

	$42,646		$148,102		$97,258		$96,139		$85,882		$78,126

Earnings to fixed charges
Excluding interest on deposit	3.08	x	3.15	x	3.16	x	2.99	x	2.62	x	2.30	x

(a)	Independence Community Bank Corp. owns a 35% minority equity interest in another entity.

(b)	A factor of 46.2% of rents is used as representative of the interest factor thereof.